Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORP. ANNOUNCES JPF SUPPLY CHAIN ISSUE WILL IMPACT FIRST QUARTER 2010 RESULTS
Reiterates Full Year 2010 Outlook

BLOOMFIELD, Connecticut (March  23, 2010) – (NASDAQ-GS:KAMN) Kaman Corporation announced today that it expects revenue to be approximately $270 million to $275 million and diluted earnings per share to be between $0.05 to $0.10 for the quarter ending April 2, 2010.

The company’s first quarter performance has been impacted by a supplied component failure during acceptance testing under the Aerospace Segment’s Joint Programmable Fuze (JPF) program.  This will prevent the company from making its planned JPF shipments in the first quarter and is anticipated to impact sales by approximately $25 million.  The company expects to achieve a solution and meet its JPF delivery schedule for the full year 2010.

Neal J. Keating, Chairman, President and CEO of Kaman stated, “We are aggressively working with the supplier and our customer, the Air Force, to reach a resolution so that JPF deliveries may resume.  Our team, including the supplier, is committed to providing the Air Force with high quality, reliable JPF fuzes they have come to rely upon.  Despite this near term disruption, the JPF Program continues to be the Air Force’s fuze of choice as evidenced by the recent Option 7 production award under the contract, which secures our backlog on the program into 2012.”

“During the first quarter our other aerospace programs are performing generally in line with expectations.  As previously communicated, sales of our aerospace bearing product lines will be lower on a year-over-year and sequential basis in the first quarter.  In Industrial Distribution, we were pleased to see January and February sales increase on a sequential basis over the fourth quarter with February marking the first month of positive year-over-year sales growth since October 2008. March is continuing to show encouraging trends and we hope to continue this positive momentum throughout 2010,” added Keating.

Outlook

The company reaffirmed its expectations for the full year 2010, despite its lower than anticipated first quarter performance:

•	Aerospace segment sales approximately flat compared to 2009
•	Aerospace segment operating margins up approximately 50 to 150 basis points compared to 2009
•	Industrial Distribution segment sales up 3% to 6% compared to 2009
•	Industrial Distribution segment operating margins up approximately 50 to 100 basis points compared to 2009

Aerospace expectations do not include potential opportunities related to either the sale of SH-2G(I) inventory or deployment of the unmanned K-MAX aircraft.

The anticipated first quarter earnings per share range is based on the impact of the JPF issue discussed above and the company’s estimated first quarter results across the rest of its operations.  The company expects to release actual first quarter results the week of May 3, 2010.

About Kaman Corporation

Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  The company is also a leading distributor of industrial parts, and operates nearly 200 customer service centers and five distribution centers across North America.  Kaman offers more than two million items including bearings, power transmission, electrical, material handling, motion control, fluid power and MRO supplies to customers in a variety of industries.  Additionally, Kaman provides value-added services such as engineering and design support for electrical, linear, hydraulic and pneumatic systems as well as belt and rubber fabrication, reducer build, hose assemblies, custom modifications, repair services, fluid analysis and motor management.

Forward-Looking Statements
Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from current expectations as they are subject to significant risks and uncertainties, including the future operating and financial performance of the company.  Although the company believes the expectations reflected in its forward-looking statements are reasonable, we can give no assurance that such expectations or any of these forward-looking statements will prove to be correct.  Important risk factors that can cause actual results to differ materially from those reflected in the company’s forward-looking statements are included in our form 10K filed on February 25, 2010 with the Securities and Exchange Commission.  We have no obligation, and undertake no duty to, update forward looking statements.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com